Exhibit 99.1

May 1, 2007
Company Press Release
SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty Manager, Communications 909-350-6024

California Steel Industries Reports First Quarter 2007 Results

Fontana, CA.—California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2007. Net income for the period is $1.3 million on sales of $314.7 million, from shipments of 432,930 net tons of steel products.

Sales revenues of $314.7 million are slightly less than first quarter 2006. EBITDA for the quarter is $12.7 million.

“First quarter was a challenge for CSI,” said Masakazu Kurushima, President and CEO. “While shipments were slightly better than fourth quarter 2006, continued high inventory levels at our customers, particularly at the service centers, have resulted in reduced order volumes and downward pressure on sales prices,” he continued.

“However, the bright spot remains pipe sales, which continue at a very strong pace, one we believe will continue throughout the year,” he added.

Compared to fourth quarter 2006, net sales in the first quarter 2007 are about two percent higher than fourth quarter 2006’s $309.4 million. Shipments are six percent higher in first quarter 2007 than in fourth quarter 2006, up from 409,749 tons.

Tonnage sold is twelve percent lower compared to the first quarter of 2006. Sales volumes are as follows (net tons):

	1Q07	1Q06
Hot Rolled	164,249	217,044
Cold Rolled	35,192	38,243
Galvanized	176,889	190,250
ERW Pipe	56,600	44,890

Total	432,930	490,427

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended
	3/31/07	3/31/06
Billed net tons	432,930	490,427
Net sales revenue	$314,683	$318,025
Cost of sales	$304,229	$256,526
SG&A	$7,858	$7,466
Operating income	$2,471	$53,786
Interest expense, net	$2,938	$1,547
Income before tax	$2,158	$51,371
Net income	$1,306	$30,285
Depreciation	$7,633	$7,193

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(17,127)	$(14,968)
Investing Activities	$(4,686)	$(4,426)
Financing Activities	$18,817	$(5,809)

EBITDA	$12,729	$60,111
A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was $40.0 million as of March 31, 2007, with availability of over $68.8 million and a cash balance of $2.6 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.